SERVICES AGREEMENT


This Services Agreement is made effective as of April 19, 1996, by and between DIGITAL RECORDERS, INC. ("Digital Recorders"), a North Carolina corporation with offices at 4900 Prospectus Drive, Suite 1000, Durham, North Carolina 27713, USA, and ROBINSON TURNEY INTERNATIONAL, INC. ("RTI"), a Texas corporation with offices at 800 East Campbell Road, Suite 199, Richardson, Texas 75081, USA.

                              W I T N E S S E T H:

         WHEREAS, RTI has knowledge and experience in and relating to the worldwide public transportation and transit market and industry and is willing to provide certain services to Digital Recorders based on such knowledge and experience, as hereinafter set forth; and

         WHEREAS, Digital Recorders desires to receive such services from RTI on the terms and conditions specified in this Services Agreement;

         NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DESCRIPTION OF SERVICES: Beginning on March 15, 1996, RTI will provide advisory, consulting and management services to the Company, including oversight and direction in areas such as business development, business and manufacturing operations, marketing, sales, acquisitions, mergers, strategic planning and implementation, and technology, all as related to the public transportation and transit related products and services of Digital Recorders (collectively the "Services").

2. PERFORMANCE OF SERVICES: The manner in which the Services are to be performed, and the specific hours to be worked by RTI, shall be determined by RTI. Digital Recorders will rely on RTI to work as many hours as may be reasonably necessary to fulfill RTI's obligations under this Services Agreement.

3. COMPENSATION: Digital Recorders will pay base compensation, and other compensation, to RTI as described in Exhibit A attached hereto, for the Services. This compensation shall be payable, and in termination of this Services Agreement be treated, as stipulated in Exhibit A attached hereto.

4. ADDITIONAL PAYMENTS: In addition to the compensation payments under the preceding paragraph, Digital Recorders will make or cause to be made certain commission and other payments, as set forth in Exhibit B hereto, certain of which will be based on a percentage of Net Sales. For purposes of this Services Agreement, "Net Sales" means gross revenues derived by Digital Recorders and its affiliates from direct or indirect sales, as contracted or invoiced, less returns, allowances, and other adjustments determined in accordance with generally accepted accounting principles, consistently applied, which is the amount Digital Recorders or an affiliate enters in its records as the amount due and payable by a customer.

    a. PAYMENT SCHEDULE: The commission payments shall be payable, without further action by RTI to prompt or collect same, within 15 days following the end of the month in which receipt by Digital Recorders of full or partial payment of amounts due and payable occurs; commission applied to amount actually received.

    b. ACCOUNTING: Digital Recorders shall maintain records in sufficient detail for purposes of determining the amount of the commissions payable to RTI. Digital Recorders shall provide to RTI with each commission payment a written accounting that sets forth, in such detail as is reasonably satisfactory to RTI, the manner in which the commission payment was calculated.

    c. RIGHT TO INSPECT: RTI, or RTI's agent, shall have the right to inspect Digital Recorder's records for the limited purpose of verifying calculation of the commission payments, subject to such restrictions as Digital Recorders may reasonably impose to protect the confidentiality of those records. Such inspections shall be made during reasonable business hours as may be set by Digital Recorders.

5. EXPENSE REIMBURSEMENT: Except as stipulated in Exhibit A or Exhibit B hereto or herein limited, RTI shall be entitled to reimbursement from Digital Recorders of all out-of-pocket expenses incurred in rendering the Services. However, RTI will not be entitled to reimbursement of expenses incurred related specifically to RTI actions which are independently taken not at the direction of Digital Recorders, to produce sales for Digital Recorders products, where RTI would be entitled to payment of a commission on such sales by Digital Recorders, under commission arrangements stipulated in Section 4 and Exhibit B hereto.

6. NEW PROJECT APPROVAL: RTI and Digital Recorders recognize that the Services may include the development and implementation by RTI of various new projects for Digital Recorders. RTI shall obtain the approval of the chief executive officer of Digital Recorders prior to the commencement of any new project.

7. TERM & TERMINATION: Except as provided in Exhibit A or Exhibit B hereto, this Services Agreement may be terminated as follows:

    a. By either party for any reason upon 90 days' written notice to the other party;

    b. By either party upon 30 days' written notice to the other party if the other party commits any material default or breach of any of its agreements, obligations, representations or warranties contained in this Services Agreement; or

    c. By either party upon 30 days' written notice to the other party if the other party is declared bankrupt or becomes insolvent or voluntarily institutes a bankruptcy proceeding under the Bankruptcy Code, or a receiver is appointed for the assets of such other party, or such other party makes a general assignment for the benefit of creditors or admits in writing its inability to pay its debts as they become due;

PROVIDED, HOWEVER, that this Services Agreement will not be terminated as provided in paragraph (b) or (c) if, within such 30-day period, such other party cures such breach, default, act or circumstance giving rise to the right of termination to the reasonable satisfaction of the party delivering the notice.

         The term of this Services Agreement shall be a period of three years commencing on the date of its execution by RTI and Digital Recorders. This Services Agreement shall automatically be renewed for an additional three-year term at the end of the initial and each successive term, unless either party shall have given notice to the other party that it elects not to renew this Services Agreement prior to end of the second year of the initial or any subsequent three-year term.

8. RELATIONSHIP OF PARTIES: It is understood by the parties that RTI is an independent contractor with respect to Digital Recorders, and not an employee, partner or joint venturer of Digital Recorders. Unless otherwise specifically agreed with respect to any specific individual, Digital Recorders will not provide a salary, fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of RTI or RTI's employees.

9. DISCLOSURE: RTI is required to disclose any outside activities or interests that, in the sole opinion of RTI, conflict or may conflict with the best interests of Digital Recorders. Notwithstanding RTI's opinion on such, prompt disclosure is specifically required under this section if the activity is directly or indirectly competitive with the public transportation and transit business of Digital Recorders. As of the date hereof, the only such item is the beneficial holding, by David L. Turney, a principal of RTI, of less than 5,000 shares of Trans Industries common stock.

10. EMPLOYEES: RTI's and Digital Recorders' employees, if any, who perform services under this Services Agreement, shall also be bound by the provisions of this Services Agreement.

11. INJURIES: RTI acknowledges RTI's obligation to obtain appropriate insurance coverage for the benefit of RTI (and RTI's employees, if any). RTI waives any rights to recovery from Digital Recorders for any injuries that RTI (and/or RTI's employees) may sustain while performing Services under this Services Agreement or that are a result of the negligence of RTI or RTI's employees, unless such injuries result from the intentional or reckless behavior or gross negligence of Digital Recorders or its employees.

12. ASSIGNMENT AND RELIANCE ON CERTAIN PARTIES: Neither party's rights or obligations under this Services Agreement may be assigned or transferred to any other person, firm or corporation without the prior written consent of the other party. RTI acknowledges that Digital Recorders is primarily, but not exclusively, relying on the availability of David L. Turney to perform Services under this Services Agreement. RTI understands that the lack of such availability, at the sole discretion of Digital Recorders, may be reason for termination of this Services Agreement by Digital Recorders upon 90 days' written notice as provided in Section 7.

13. INTELLECTUAL PROPERTY: The following provisions shall apply with respect to copyrightable works, trademarks, trade secrets, ideas, discoveries, inventions, applications for patents, and patents of Digital Recorders and RTI (collectively, "Intellectual Property"):

     a. RTI's Intellectual Property: As of the effective date of this Services Agreement, RTI does not hold any interest in any Intellectual Property which relates to the products and technology of Digital Recorders to which this Services Agreement applies other than RTI's exclusive license and distribution rights granted to it by Lite Vision Corporation relating to a device used in passenger information display systems in public transit and transportation-related applications, in accordance with that certain Exclusive Distribution and License Agreement among RTI, Lite Vision Corporation and UTM, Inc. dated as of April 19, 1996. RTI has granted to Digital Recorders a sublicense with respect to its rights under such agreement, pursuant to an Exclusive Distribution and Sublicense Agreement dated as of April 19, 1996, by and between RTI and Digital Recorders (the "Sublicense").

     b. Development of Intellectual Property: Any improvements to any existing Intellectual Property of Digital Recorders, any other and further inventions or improvements, and any new items of Intellectual Property relating to the products and technology of Digital Recorders to which this Services Agreement applies (collectively, "Improvements") shall be (a) the sole and exclusive property of Digital Recorders if created, developed or produced by RTI (or RTI's employees, if any) in the course of providing the Services to Digital Recorders during the term of this Services Agreement, or (b) the sole and exclusive property of RTI if created, developed or produced by RTI (or RTI's employees, if any) other than in the course of providing the Services to Digital Recorders during the term of this Services Agreement, and in either case any and all such Improvements shall be subject to an irrevocable, perpetual right and license from the property holder to the other party to make, use, sell or otherwise exploit products and services derived from such Improvements without payment of royalties. Such rights and licenses will be exclusive for the term of this Services Agreement, including any extensions or renewals of such term. After termination of this Services Agreement, such rights and licenses shall be nonexclusive, but shall remain royalty-free. Each party shall execute such documents as may be necessary to perfect and preserve the rights and interests of either party with respect to any such Improvements and the licenses therein as contemplated by this paragraph (b).

14. CONFIDENTIALITY: RTI and Digital Recorders each acknowledge that the other has and will have trade secrets and other proprietary information (such as, but not limited to, future plans, business affairs, process information, technical information, customer lists, inventions, price lists and other pricing information, and information relating to costs, apparatus, products and machinery) (collectively, "Information") which are valuable, special and unique assets of Digital Recorders or RTI, respectively. RTI and Digital Recorders each agrees to not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate in any manner any Information of the other party to any third party without the prior written consent of the other. Each party will protect the Information of the other and treat it as strictly confidential. Notwithstanding the foregoing, neither party shall be obligated to maintain any Information of the other party as confidential and refrain from using or disclosing it, if (a) the Information was in the receiving party's possession or was known to it prior to its receipt from the other party, (b) the Information is independently developed or learned by the receiving party without the utilization of any Information provided by the other party, (c) the Information is or becomes public knowledge without fault of the receiving party or (d) the receiving party is required by applicable law or court order to disclose the Information.

15. UNAUTHORIZED DISCLOSURE OF INFORMATION: Each party acknowledges that a violation by it of Section 14 would be a material violation of this Services Agreement and would cause irreparable harm to the other party for which money damages would be an inadequate remedy. Accordingly, except as provided otherwise in Section 14, if it appears that RTI or Digital Recorders has disclosed (or has threatened to disclose) Information in violation of this Services Agreement, the other party shall be entitled to an injunction to restrain the disclosing party from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed.

16. CONFIDENTIALITY AFTER TERMINATION: The confidentiality provisions of this Services Agreement shall remain in full force and effect for a period of six months after the termination of this Services Agreement.

17. SERVICES TO OTHER PARTIES: Digital Recorders and RTI each acknowledge and agree that RTI may provide consulting or other services to other parties during the term of this Services Agreement. However, RTI is bound by the confidentiality and disclosure provisions of this Services Agreement, and RTI may not use the Information of Digital Recorders, directly or indirectly, for the benefit of third parties in violation of this Services Agreement nor take any action inconsistent with or in violation of the Sublicense.

18. NON-COMPETE AGREEMENT: RTI agrees and covenants that for a period of six months following the termination of this Services Agreement, in the event of RTI's voluntary termination of this Services Agreement, RTI will not directly or indirectly engage in any business competitive with Digital Recorders' public transportation and transit products and services business, as conducted on the effective date of this Services Agreement. This covenant shall apply to the geographical areas that include the USA, Europe, and Asia. Directly or indirectly engaging in any competitive business means (i) engaging in a business as owner, partner, or agent; or (ii) becoming an employee of any third party that is engaged in such business; or (iii) soliciting any customer of Digital Recorders for the benefit of a third party that is engaged in such business. In the event of termination of this Services Agreement by Digital Recorders, RTI shall not be subject to this section.

19. RETURN OF RECORDS: Upon termination of this Services Agreement, RTI shall, upon request, deliver all records, notes, data, memorandum, models, and equipment of any nature that are in RTI's possession or under RTI's control and that are Digital Recorder's property or relate to Digital Recorder's business.

20. NOTICES: All notices required or permitted under this Services Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

If to Digital Recorders:

        Digital Recorders, Inc.
        J. Phillips L. Johnston, Chairman and CEO
        4900 Prospectus Drive, Suite 1000
        Durham, NC 21713

If to RTI:

        Robinson Turney International, Inc.
        David L. Turney, Principal
        800 East Campbell Road, Suite 199
        Richardson, TX 75081

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

21. ENTIRE AGREEMENT: This Services Agreement contains the entire agreement of the parties related to the Services. This Services Agreement supersedes any prior written or oral agreements between the parties.

22. AMENDMENT: This Services Agreement may be modified or amended only by means of a written instrument signed by both parties.

23. SEVERABILITY: If any provision of this Services Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Services Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

24. WAIVER OF CONTRACTUAL RIGHT: The failure of either party to enforce any provision of this Services Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with such provision or any other provision of this Services Agreement.

25. APPLICABLE LAW: This Services Agreement shall be governed by the laws of the State of Texas.

26. DISPUTE RESOLUTION: Except for the provision for injunctive relief contained in Section 15, the parties agree to engage in binding arbitration for resolution of all disputes arising out of or relating to this Services Agreement or the performance or failure of performance hereunder. Such arbitration shall be conducted on or near the business premises of the aggrieved party pursuant to the expedited procedures of and in accordance with the rules of the American Arbitration Association. The arbitrator shall be mutually selected by the parties or, if they cannot agree on such selection, Digital Recorders and RTI each shall designate one arbitrator to represent it in the selection process and the two arbitrators shall appoint a third arbitrator who shall arbitrate such dispute. Such selection process shall be completed within 30 days from the date on which arbitration is requested by either party. The arbitrator selected shall, if reasonably possible, be one who is familiar with the commercial and manufacturing practices of the public transportation and transit passenger information display industry. The arbitrator's award shall be final and binding on the parties hereto and enforceable by either party in any court of competent jurisdiction. The parties agree that each party will bear its own costs of such arbitration (including attorneys' fees and expenses), regardless of the decision rendered by the arbitrator.

         IN WITNESS WHEREOF, the parties hereto have executed this Services Agreement as of the date first written above.

                                   DIGITAL RECORDERS, INC.


                                   By:
                                      J. Phillips L. Johnston, Chairman and CEO

                                   ROBINSON TURNEY INTERNATIONAL, INC.


                                   By:
                                        David L. Turney, Principal

Exhibits made a part of this Services Agreement and attached hereto:

    EXHIBIT A - COMPENSATION

    EXHIBIT B - ADDITIONAL PAYMENTS

                            EXHIBIT A - COMPENSATION
                           (CONSISTING OF PAGES 7 & 8)

I.) BASE COMPENSATION: RTI shall be paid $6,000 per month by Digital Recorder as base compensation under this Services Agreement. This compensation will be paid monthly by the 15th day of the month without further action by RTI to invoice or collect. Upon termination of this Services Agreement, payments under this paragraph shall cease; provided, however, that RTI shall be entitled to payments for periods or partial periods that occurred prior to termination for which RTI has not yet been paid. This base compensation is for the normal course of business conduct in providing the Services. RTI will be entitled, subject to written prior agreement with Digital Recorders, to collect additional base compensation in the event that the parties agree to RTI performing more time-consuming tasks such as, but not limited to, turn-around, restructuring, or temporary direct management duties, of any Digital Recorders division or business unit.

II.) SET-UP COMPENSATION: RTI shall be paid a $25,000 one-time set-up compensation by Digital Recorders, due upon signing of this Services Agreement, and upon submission of an invoice by RTI, with the plan noted below attached thereto. This set-up compensation shall be for the purpose of RTI conducting a thorough evaluation and study of Digital Recorders and Digital Recorders' transit market-related business and products, and consultation with third parties, all for the purpose of RTI becoming detail familiar with the business, technology, and products of Digital Recorders. Digital Recorders will cooperate with and assist RTI in this effort. RTI will submit to Digital Recorders a written plan for conduct of this activity; Digital Recorders shall have the right to delete from that plan any activity which it reasonably believes to not be in the best interest of Digital Recorders. RTI will not be entitled to reimbursement, under Section 5 of this Services Agreement, for expenses incurred in connection with this specific one-time activity.

III.) ACQUISITION, MERGER, DIVESTITURE, FINANCING, OR INVESTMENT COMPENSATION:
RTI will be entitled to collect from Digital Recorders additional compensation for any acquisition, merger, divestiture, financing transaction or investment opportunity engaged in or pursued by Digital Recorders or its affiliates, where such action was recommended or facilitated by RTI, and documented in advance and in writing by RTI letter to Digital Recorders, stipulating that such recommendation is to be subject to this compensation. Such compensation, and actions to which applicable, will be negotiated and agreed in each instance and documented in writing before becoming a binding obligation of Digital Recorders and before substantive direct action by RTI in behalf of Digital Recorders on same. This type compensation, in the event of expiration or termination of this Services Agreement prior to the completion of related actions of RTI, will remain due and payable by Digital Recorders, in any event, according to the stipulations in the related agreement on same. While the parties recognize that such compensation will be negotiated and agreed in each instance, it is acknowledged that such compensation may be based on a percentage of the gross value of the transaction in question and that such percentage may typically be in the 2% to 5% range. As of the date of this Services Agreement, there is only a certain compensation under a separate agreement dated January 22, 1996 between RTI and TRANSIT-MEDIA GmbH ("Transit-Media"), which is to be paid by Transit-Media, to which Digital Recorders would become a party should Digital Recorders enter into an agreement to acquire Transit-Media (or to have a new subsidiary of Digital Recorders acquire the assets of Transit-Media). In the event of such acquisition agreement, Digital Recorders agrees to be bound by the terms of the agreement between Transit-Media and RTI and to cause Transit-Media or such new subsidiary of Digital Recorders to make the payment to RTI specified therein.

IV.) LONG TERM GAIN IN MARKET VALUE: Recognizing that the actions of RTI under this Services Agreement will be intended to produce long-term gain in the market value of the Common Stock of Digital Recorders, Digital Recorders will grant to RTI, simultaneously with the execution of this Services Agreement, the option to purchase, at an exercise price of $6.50 per share, not less than 30,000 shares of the marketable Common Stock of Digital Recorders. RTI will be entitled to purchase this stock, commencing after the end of the first year of this Services Agreement, at any time, and in any purchase increments up to the currently vested amount, over whatever time period desired, as RTI, in its sole discretion, deems appropriate. The 30,000 shares will vest to RTI's interest and availability for purchase at the rate of 50% on the date that is 13 months from the date of execution of this Services Agreement, a further 30% on the date that is 25 months from the date of such execution, and the final 20% on the date that is 35 months from the date of such execution. However, this right to purchase such shares will be contingent upon the market price of the Common Stock exceeding, for a period of 90 consecutive calendar days, the following prices, for each block of shares:


                First 10,000 Share Block                    $6.50
                Next 6,000 Share Block                      $9.50
                Next  6,000 Share Block                    $11.00
                Final 8,000 Share Block                    $14.00

For this purpose, "market price" means the closing sale price of the Common Stock on the Nasdaq Stock Market over the counter trading system (Symbol TBUS), or on such stock exchange or other stock market on which the Common Stock may hereafter be listed or admitted for trading.

                To the extent vested in accordance with the foregoing, such option may be exercised, in RTI's discretion, in whole or in part, at any time and from time to time, during the 10-year period commencing on the effective date of this Services Agreement.

                If this Services Agreement is terminated by Digital Recorders pursuant to Section 7(a), or by RTI pursuant to Section 7(b) or (c) of this Services Agreement, at any time during the period beginning three months after the effective date of this Services Agreement and ending 36 months after such effective date, the vesting of all remaining unvested portions of such option shall be accelerated, and such option shall be and become exercisable in full from and after the date of such termination, at any time and from time to time, during the remainder of the 10-year term thereof. If this Services Agreement is terminated at any time by RTI pursuant to Section 7(a), or by Digital Recorders pursuant to Section 7(b) or (c) of this Services Agreement, the option shall be exercisable by RTI, to the extent vested on the date of such termination, at any time and from time to time, during the remainder of the 10-year term thereof, and all unvested portions of the option on such date of termination shall terminate.

                         EXHIBIT B - ADDITIONAL PAYMENTS

                        (CONSISTING OF PAGES 9, 10 & 11)

I.) COMMISSION ON SALES OF EXISTING TRANSIT OR TRANSPORTATION PRODUCTS OF DIGITAL RECORDERS TO CUSTOMERS OR ENTITIES LOCATED IN THE USA, MEXICO, AND
CANADA: The following Digital Recorders specific transit or transportation market products, or derivatives thereof, are in existence as of the date of this Services Agreement, and are subject to this type commission payment to RTI, generally as stipulated in Section 4 of this Services Agreement:

- The "TALKING BUS" family of voice announce products including products bearing the following reference numbers or nomenclature:

_______________________________              ___________________________________

_______________________________              ___________________________________

_______________________________              ___________________________________


On these products, considering that RTI's Services under this Services Agreement will include actions, plans, and strategies to increase the sales volume of Digital Recorders of these products, RTI shall be entitled to a commission on Net Sales in the United States, Mexico and Canada exceeding the actual Net Sales in such territory for the preceding calendar year (the "Threshold"), calculated on a quarterly annualized basis, and adjusted at the end of each year to actual Net Sales. The rate of this commission shall be as provided in the rate schedule in the following Part II (referred to below as the "Rate"). This commission shall be due and payable by the 15th day of the month next following the end of each calendar quarter to the extent that such amount due exceeds 50% of the base compensation paid in accordance with Part I of Exhibit A to this Services Agreement. Payment of this commission will continue for a period of six months following termination of this Services Agreement and will be payable with respect to all products ordered or shipped during such six-month period, regardless of when payment therefor is received. The formula for calculation of this commission is set forth below:

    For Quarter #1:
    (Net Sales in quarter x 4) - Threshold = Sales Subject to Commission (Sales Subject to Commission x Rate) / 4 = Amount to credit RTI Amount to credit RTI - 50% of Base Compensation paid in quarter = Commission Due RTI
                                                      (but not less than zero).

    For Quarter #2:
    (Net Sales in first two quarters x 2) - Threshold = Sales Subject to Commission (Sales Subject to Commission x Rate) / 2 = Amount to credit RTI Amount to credit RTI - 50% of Base Compensation paid in first two quarters - commissions paid first quarter = Commission Due RTI (but not less than zero).

    For Quarter #3:
    (Net Sales in first three quarters x 1.33) - Threshold = Sales Subject to Commission (Sales Subject to Commission x Rate) / 1.33 = Amount to credit RTI Amount to credit RTI - 50% of Base Compensation paid in first three quarters - commissions paid first two quarters = Commission Due RTI (but not less than zero).

    For Quarter #4:
    (Net Sales in four quarters - Threshold) x Rate = Amount to credit RTI. Amount to credit RTI - 50% of Base Compensation paid in four quarters - Commissions paid in first three quarters = Commission Due RTI (but not less than zero).

Notwithstanding the foregoing, it is agreed that the Threshold amount, for 1996 only, shall be construed to be an amount such that no payment above the base compensation is required by this Part I for any quarter in 1996.

II.) COMMISSION ON SALES OF NEW TRANSIT OR TRANSPORTATION PRODUCTS TO CUSTOMERS OR ENTITIES LOCATED IN THE USA, MEXICO, AND CANADA: Considering that RTI's Services under this Services Agreement, related to new products of Digital Recorders, will include actions, plans, and strategies to launch these products for maximum sales volume, RTI will be entitled to a commission on all Net Sales derived from sales of new products in the United States, Mexico and Canada, as provided in Section 4 of this Services Agreement, according to the following schedule of commission Rates, based on Net Sales volume achieved in each calendar year:

         First $2,000,000 Net Sales---------------- rate of 3%
         Next $3,000,000 Net Sales---------------- rate of 2%
         Net Sales exceeding $5,000,000-------- rate of 1%

Payment of this commission will be due by the 15th day of each month, with respect to Net Sales received by Digital Recorders or any affiliate in the preceding month, and will continue, following termination of this Services Agreement, until commission has been paid on all contracts and purchase orders, and contracts and purchase orders resulting from proposals, dated prior to the date of termination of this Services Agreement.

         For purposes of this Exhibit B, "new products of Digital Recorders" means all products developed, sold or distributed by Digital Recorders and its affiliates, directly or indirectly, for use in or relating to the transit or transportation market initiated by RTI. Without limiting the foregoing, the commission provided for in this Part II shall be payable with respect to products containing the components and technology that are the subject of the Sublicense, for so long as the Sublicense remains in effect, as contemplated by
Section 6.1 of the Sublicense.

III.) COMMISSIONS AND OTHER PAYMENTS ON ALL SALES OF ALL DIGITAL RECORDERS TRANSIT OR TRANSPORTATION PRODUCTS (EXISTING AND NEW) TO ENTITIES LOCATED IN EUROPE, ASIA, INDONESIA, SOUTH AMERICA AND AUSTRALIA: Digital Recorders agrees to enter into a separate agreement or agreements with RTI for RTI to become the sole and exclusive agent of Digital Recorders and its affiliates for purposes of sales of existing or new Digital Recorders products initiated by RTI in Europe, Asia, Indonesia, South America and Australia. RTI and Digital Recorders agree that such separate agreement(s) will be negotiated and signed within 60 days of the signing of this Services Agreement. The terms of such agreement(s), as related to commission rates and payment, will be the same as provided in Part II above, unless specifically agreed otherwise.

The parties acknowledge and agree that the agreement(s) implementing this Part III may provide for compensation to RTI in the form of commissions, management fees or other forms of compensation, as the parties may agree based on such factors as they deem appropriate, including the nature and scope of the services to be provided. Without limiting the foregoing, the parties will initially enter into the following agreements:

   (a) An agreement among Digital Recorders, Transit-Media and RTI (the "Transit-Media Agreement") pursuant to which RTI will provide advisory, consulting and management services to Transit-Media and receive a management fee for such services determined using the Rates specified in Part II of this Exhibit B. Such management fee will be calculated on the basis of Transit-Media's Net Sales, derived from sales of existing or new products, in Europe, Singapore and Hong Kong (the "Transit-Media Territory"). The fee will be payable by Transit-Media and guaranteed by Digital Recorders. RTI shall not be

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         entitled to receive any additional fee or commission under the following paragraph (b) with respect to Transit-Media's Net Sales in the Transit-Media Territory for so long as the Transit-Media Agreement is in effect; and

   (b) An agreement between Digital Recorders and RTI providing for the payment by Digital Recorders to RTI of a commission determined using the Rates specified in Part II of this Exhibit B and calculated on the basis of Net Sales derived from sales of existing or new products anywhere in Europe, Asia, Indonesia, South America and Australia, but excluding sales by Transit-Media in the Transit-Media Territory with respect to which RTI receives compensation under the Transit-Media Agreement.

As used in paragraphs (a) and (b) above, "Transit-Media" refers to Transit-Media or a new subsidiary of Digital Recorders that acquires the assets of Transit-Media, as the case may be, as contemplated by Part III of Exhibit A of this Agreement.

Digital Recorders represents that, prior to the execution of this Services Agreement, it had in process certain proposals or understandings with selected specific customers which Digital Recorders believes may materialize into orders. Therefore, notwithstanding the foregoing, no commission shall be due RTI under this Part III on the following proposals, orders, or customers until after expiration of the time period noted:



    Customer, Proposal, or Order                   Time Period Ending

--------------------------------------               ---------------
             NONE
--------------------------------------               ---------------

--------------------------------------               ---------------

--------------------------------------               ---------------

--------------------------------------               ---------------

IV.) USE OF COMMISSIONED SALES AGENTS: Digital Recorders acknowledges that RTI may utilize commissioned sales agents ("Agents") in carrying out this Services Agreement. Such Agents being utilized, and arrangements related thereto, will be subject to the approval of Digital Recorders. Once approved, such Agents, unless otherwise agreed, will be directed by RTI and will be paid by the business group of Digital Recorders without offset against any compensation due RTI.

"Transportation Products" pertain to bus, rail and vehicles throughout.


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